Exhibit 4.2

AMENDED AND RESTATED SMART BALANCE, INC.

INDUCEMENT AWARD PLAN

Section 1.    Purpose and Construction.

(a)    Purpose.  Smart Balance, Inc. has implemented the Amended and Restated Smart Balance, Inc. Inducement Award Plan (the “Plan”) in order to promote the long-term growth and financial success of Smart Balance, Inc. and increase shareholder value by attracting outstanding officers and other employees. The Plan is designed to accomplish these goals by providing stock option incentives for Participants to leave current employment and commence employment relationships with Smart Balance, Inc.

(b)    Construction.  Capitalized terms used in this Plan shall have the meanings set forth in Section 11, unless the context clearly requires otherwise. Awards made under this Plan and the accompanying Award Agreements are intended to (i) be performance based compensation which satisfies the requirements of Code Section 162(m)(4)(C) and (ii) not constitute non-qualified deferred compensation for purposes of Code Section 409A.  The Committee shall have authority to interpret and apply the terms of the Plan or any Award Agreement consistent with such intentions.

(c)    Deemed Amendment.  Any non-complying provision of the Plan and any Award Agreement issued under the Plan shall be deemed amended to the extent necessary to preserve the intended tax consequences set forth in paragraph (b) above.  Nothing in this Plan shall be construed, interpreted or applied in any way that would conflict with any provision of the Company’s Restated Certificate of Incorporation.

(d)    Effective Date.  This Plan was originally effective January 4, 2008 (“Effective Date”).  The Plan was amended and restated in the form of this Amended and Restated Plan by action of the Board of Directors effective August 7, 2008 in order to bring the Plan into full compliance with the requirements of Section 409A of the Code and the final Treasury Regulations issued thereunder.

Section 2.    Shares Reserved Under this Plan.

(a)    Plan Reserve.  An aggregate of 1,375,000 Shares are reserved for issuance under this Plan.  The number of Shares covered by an Award under the Plan shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan. Any Shares delivered pursuant to the exercise of an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury shares.  Under no circumstances may any Award be made effective prior to the date such Award is approved by the Committee.

(b)    Share Adjustment.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively referred to as “Events”) affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Awards subject to grant or previously granted to Participants under the Plan at the time of any such Event shall be subject only to such Adjustments as shall be necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of such Awards; and provided further that the number of Shares subject to any Award shall always be a whole number.  All such adjustments shall be made so that the adjustments do not result in grants of new Awards for purposes of Section 409A of the Code or cause the Company to record a new compensation charge for financial reporting purposes.

(c)    Replenishment of Shares Under this Plan.  The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares actually delivered in payment or settlement of Awards. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.  If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares or if Shares, including previously owned or newly issued Shares, are delivered by a Participant to the Company in satisfaction of any employment or income tax withholding obligation or in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

Section 3.    Plan Administration and Operation.

(a)    Administrative Authority.  Subject to any limitations or restrictions under the Company’s Restated Certificate of Incorporation, the Plan shall be administered by, and the Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b)    Awards.  The Committee has full authority to designate from time to time which new employees shall receive Awards under this Plan.  All awards under the Plan shall be in the form of Options.  The Committee may consider such factors as it deems pertinent in determining the number of Shares subject to an Award under this Plan and in determining any Performance Goals, vesting periods, or other conditions or limitations on the Award.  Awards under this Plan must be approved by the Committee prior to the date the Participant commences employment with the Company.

(c)    Committee Action and Delegation.  A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed.  To the extent applicable law permits, the Board may delegate to another committee of the Board or the Committee may delegate to specified officers of the Company any or all of the authority and responsibility of the Committee.  In the event of any such delegation, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation.  Except to the extent prohibited by applicable law, the Committee may also authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents previously approved by the Committee.

(d)    Review of Committee Decisions.  All Committee determinations are final and binding upon all interested parties and no reviewing court, agency or other tribunal shall overturn a decision of the Committee unless it first determines that the Committee acted in an arbitrary and capricious manner with respect to such decision.

(e)    Committee Indemnification.  No member of the Committee will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless all Committee members to the maximum extent that the law and the Company’s bylaws and Restated Certificate of Incorporation permit.

Section 4.    Discretionary Awards.

Subject to the terms of this Plan, including Section 3(b) above and Section 6 below, the Committee has full power and authority to determine: (a) the number of Shares with respect to which an Award is granted to a Participant; and (b) any other terms and conditions of any Award granted to a Participant.  Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other award granted under another plan of the Company or any Company Entity).  All Awards shall be evidenced by written Awards Agreements.

Section 5.    Options.

(a)    Exercise Price of Options.  For each Option, the Committee will establish (i) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option on the Grant Date and (ii) the method or methods by which a Participant may pay the exercise price or his or her Tax Obligation with respect to the Award, including net or cashless payment procedures.

(b)    Terms and Conditions of Options.  The Award Agreement shall also set forth all other terms and conditions of the Option, including the term of the Option and any vesting schedule or Performance Goals.  Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies.  Notwithstanding the preceding, each Option must terminate no later than ten (10) years after the date of grant.

Section 6.    Effect of Termination of Employment.

(a)    Award Limitations.  Subject to the limitations set forth in Section 6(b) below, the Committee shall, in its discretion, determine the consequences under any Option of the Participant’s Separation From Service for any reason.  The restrictions under Section 6(b) and any other limitations imposed by the Committee under this Section 6(a) shall be included in the Award Agreement.  Unless otherwise stated under the Award Agreement, if a Participant has a Separation From Service, all non-vested Options shall immediately terminate and be forfeited and all vested Options shall terminate and be forfeited if not exercised within ninety (90) days of such Separation From Service.  The foregoing notwithstanding, if the event the Separation From Service is due to the Participant’s death or Disability, all non-vested Options shall vest upon such death or Disability termination and all Options shall thereafter terminate and be forfeited if not exercised within one (1) year of the Separation From Service or prior to the expiration of the term of the Option, if sooner.  When a Participant has a Separation From Service, the Committee in its sole discretion, is authorized to (i) accelerate vesting of non-vested Options, (ii) grant the Participant a longer period post-separation to exercise the Options consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(C), or (iii) allow continued vesting of the Options on such terms and conditions as the Committee may deem reasonable and appropriate.

(b)    For Cause Termination.  Notwithstanding any provision in this Plan or in any Award Agreement, if a Participant’s employment is terminated by the Company for Cause, then all Awards previously granted to such Participant shall immediately terminate and be forfeited retroactively to the date the Participant first engaged in the conduct which was the basis for such termination.

Section 7.    Non-Transferability.

(a)    Awards.  Except as otherwise provided in this Section or as the Committee otherwise provides in the Award Agreement, Awards granted under this Plan are not transferable by a Participant other than by will or the applicable laws of descent or distribution.  During the lifetime of the Participant such Awards may be exercised only by the Participant.  Following the death of a Participant, Awards may be exercised, consistent with the terms of the Award, by the Participant’s legal representative or transferee of such Participant by will or applicable law of descent or distribution.

(b)    Shares.  Shares received in connection with the exercise of an Award shall be transferable, subject to any restrictions on transfer imposed by applicable securities laws.

Section 8.    Amendment and Termination of the Plan and Awards.

(a)    Term of Plan.  This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Company earlier terminates this Plan pursuant to Section 8(b).

(b)    Termination and Amendment.  The Company may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to shareholder approval if: (i) shareholder approval of such amendment(s) is required under the Exchange Act; or (ii) shareholder approval of such amendment(s) is required under the listing requirements of principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange).

(c)    Amendment, Modification or Cancellation of Awards.  Except as provided in Section 8(e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, but the Committee need not obtain the Participant’s (or other interested party’s) consent for the cancellation of an Award pursuant to the provisions of Section 2(b).  Notwithstanding anything to the contrary in this Plan, the Committee shall have the sole discretion to alter the selected Performance Goals.  The foregoing notwithstanding, no modification, extension, amendment or cancellation of any terms or conditions of any Award shall be made to the extent such action would violate the requirements of Section 409A of the Code or would result in such action being treated as a new Option grant pursuant to Treas. Reg. §1.409A-1(b)(5)(v).

(d)    Survival of Committee Authority and Awards.  Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award shall extend beyond the date this Plan is terminated. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e)    Repricing Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price.

Section 9.    Change of Control.

To the extent not prohibited under the Restated Certificate of Incorporation and except to the extent the Committee provides a result more favorable to holders of Awards or as otherwise set forth in an Award Agreement covering an Award, in the event of a Change of Control, all non-vested Options shall vest and become fully exercisable upon the occurrence of such Change of Control without regard to any Performance Goal or vesting schedule set forth in the applicable Award Agreement.

Section 10.    General Provisions.

(a)    Other Terms and Conditions.  The grant of any Award under this Plan may also be subject to such other provisions or include other tandem rights or features (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate.  The foregoing notwithstanding, no Award shall include any additional deferral feature or other provision that would cause the Award to be subject to Section 409A of the Code.

(b)    No Fractional Shares.  No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c)    Requirements of Law.  The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d)    Governing Law.  This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in the County of Bergen, or the Federal District Court for the Third District of New Jersey sitting in Third District, in the State of New Jersey.

(e)    Severability.  If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(f)    Other Arrangements.  Nothing contained in the Plan shall prevent the Company or any Company Entity from adopting or continuing in effect other or additional compensation arrangements for Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

(g)    No Right to Remain Employed.  The grant of an Award to a Participant pursuant to the Plan shall confer no right on such Participant to continue as an officer, employee, consultant, advisor or other similar position relative to the Company or any Company Entity. Except for rights accorded under the Plan, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

Section 11.    Definitions.

(a)    “Award” means any grant of Options under this Plan.

(b)    “Award Agreement” means a written agreement, in such form (consistent with the terms of this Plan) as approved by the Committee.

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Cause” means with respect to a Participant any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(e)    “Change of Control” means the occurrence of any of the following: events with respect to the Company::

a.    any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

b.    any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30%) of Company’s then outstanding voting securities;

c.    a majority of the members of the  Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

d.    any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Code includes any successor provision and any guidance issued under such provision.

(g)    “Committee” means the Compensation Committee of the Board or any subcommittee thereof.

(h)    “Common Stock” means the $.0001 par value common stock of the Company.

(i)    “Company” shall mean Smart Balance, Inc., a Delaware corporation, together with any successor thereto.

(j)    “Company Entity” means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent” each place that it appears in such Treasury Regulation or Section 1563(a) of the Code  and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(k)    “Disability” means a determination by the Company to terminate the service relationship between the Company and all Company Entities and a Participant based on the inability of a Participant to perform a material portion of his or her duties and responsibilities on behalf of the Company or a Company Entity due to a physical or mental condition that is expected to last indefinitely.

(l)    “Effective Date” means the date that the Company approved this Plan.

(m)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Exchange Act includes any successor provision and any guidance issued under such provision.

(n)    “Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the amount determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).

(o)    “Grant Date” means the date on which all corporate action required to duly authorize and effect the grant of the Award is first completed or the first date on which all conditions precedent to the effectiveness of the Award are fully satisfied, if later.

(p)    “Option” shall mean the right to purchase Shares at a stated price in accordance with the terms of this Plan and the underlying Award Agreement.

(q)    “Participant” shall mean an individual who: (i) was not previously an employee or director of the Company or any Company Entity or who has incurred a bona fide period of non-employment with the Company and all Company Entities; and (ii) is offered an Award under this Plan as an inducement to become an officer or employee of the Company or any Company Entity. Only Participants shall be entitled to receive Awards under this Plan.

(r)    “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Company Entities or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; length of service; and/or such other goals as the Committee may establish in its discretion.

(s)    “Plan” shall mean the Amended and Restated Smart Balance, Inc. Inducement Award Plan, as set forth herein and as amended from time to time.

(t)    “Share” means a share of Common Stock.

(u)    “Separation From Service” shall mean with respect to an employee the termination of the employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the employee and the Company and all Company Entities, the employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Company Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service).  In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the employee’s employment relationship.  A Separation from Service shall not be deemed to have occurred if the employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract.

(v)     “Tax Obligation” means with respect to any period an amount equal to the total obligation of the Company to withhold and deposit federal, state or local employment and income taxes with respect to an Award.